Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

Gushen, Inc.

Dyckmanst Limited

AND

Companies listed in Exhibit A hereof

DATED: July 30, 2021

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”), dated as of July 30, 2021, is made by and among Gushen, Inc., a Nevada corporation (the “Acquiror Company” or “GSHN), Dyckmanst Limited, a company organized under the laws of the British Virgin Islands (the “Acquiree Company” or “Dyckmanst Limited”), the shareholders listed in Exhibit A hereof (collectively, the “Shareholders”; each, a “Shareholder”), being the owners of record of a hundred percent (100%) of the issued share capital of Dyckmanst Limited and certain existing shareholder of the Acquiror Company listed in Appendix X hereof (collectively, the “Existing GSHN Shareholders”).

BACKGROUND

WHEREAS, the Shareholders have agreed to transfer to GSHN, and the GSHN has agreed to acquire from the Shareholders, 200 ordinary shares (the “Dyckmanst Limited Shares”) of Dyckmanst Limited, par value $1.00 per share, which represent a hundred percent (100%) of the issued and outstanding shares of Dyckmanst Limited as the date hereof, in exchange for 381,600,000 shares (the “GSHN Shares”) of common stock of GSHN, par value $0.0001 per share, to be issued on the Closing Date (as defined herein below) (the “Share Exchange”). The GSHN Shares shall constitute 90.72% of GSHN’s issued and outstanding shares of common stock immediately after the closing of the Share Exchange.

WHEREAS, in connection with the Share Exchange, the “Existing GSHN Shareholders of Acquiror Company have agreed cancelled the aggregated amount of 29,000,000 shares of Series A preferred stock (the “Preferred Shares”) of GSHN, par value $0.0001 per share as set forth in Appendix X (the “Cancelled GSHN Shares” and such transaction is defined as “Cancellation of GSHN Shares”), each convertible into 10 shares of common stock of GSHN immediately prior to the closing of the Share Exchange.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit C.

1.2 “Acquiree Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Acquiree Company, if any.

1.3 “Acquiror Company Board” means the Board of Directors of the Acquiror Company.

1.4 “Acquiror Company Common Stock” means the Acquiror Company’s common stock, par value US $0.0001 per share.

1.5 “Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

1.6 “Closing” has the meaning set forth in Section 3.1.

1.7 “Closing Date” has the meaning set forth in Section 3.1.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

1.10 “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12 “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.13 “Exhibits” means the several exhibits referred to and identified in this Agreement.

1.14 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.15 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.16 “Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.17 “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.18 “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.19 “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.20 “Material Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company would be required to file with the Commission.

1.21 “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or the Acquiree Company, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company or the Acquiree Company, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or the Acquiree Company, as the case may be, operate or (c) result in litigation, claims, disputes or property loss in excess of US$50,000 in the future, and that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

1.22 “Non-US person” has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit B.

1.23 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.24 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.25 “Officer of the Acquiree Company” means a duly appointed, qualified and acting director of the Acquiree Company.

1.26 “Officer of the Acquiror Company” means a duly appointed, qualified and acting director of the Acquiror Company

1.27 “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and material men and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.28 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.29 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.30 “Regulation D” means Regulation D under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.31 “Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.32 “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.33 “Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.34 “Section 4(a)(2)” means Section 4(a)(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.35 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.36 “Share Exchange” has the meaning set forth in Section 2.1.

1.37 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.38 “Survival Period” has the meaning set forth in Section 10.1.

1.39 “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.40 “Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror Company is now or was formerly a member.

1.41 “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.42 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.43 “U.S.” means the United States of America.

1.44 “U.S. Dollars” or “US $” means the currency of the United States of America.

SECTION II
EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1 Share Exchange. At the Closing, the Shareholders shall transfer 200 Dyckmanst Limited Shares, representing a hundred percent (100%) of the issued and outstanding shares of the Acquiree Company to GSHN, and in consideration therefor, GSHN shall issue 381,600,000 fully paid and nonassessable GSHN Shares to the Shareholders.

2.2 Cancellation of GSHN Shares. In consideration of the Share Exchange, immediately prior to the Closing, the Existing GSHN Shareholders shall transfer GSHN for cancelation the number of Cancelled GSHN Shares set forth after such Existing GSHN Shareholder’s name on Appendix X. The Existing GSHN Shareholders shall take all necessary actions to consummate the Cancellation of GSHN shares, including delivery instruments and consents as may be requested by the Company or the transfer agent for the Preferred Shares.

2.3 Section 368 Reorganization. For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

SECTION III
CLOSING DATE

3.1 Closing Date. The closing of the Share Exchange (the “Closing”) shall take place at 10 a.m. Eastern Time on the day all of the closing conditions set forth in Sections 8 and 9 herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Hunter Taubman Fischer & Li LLC, 800 Third Avenue, Suite 2800, New York, NY 10022.

SECTION IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

4.1 Generally. Subject to the disclosures contained in the relevant Schedules attached hereto, each of the Shareholders, severally and not jointly, hereby represents and warrants to the Acquiror Company as follows:

4.1.1 Authority. The Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which the Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Shareholder is a party, and to perform the Shareholder’s obligations under this Agreement and each of the Transaction Documents to which the Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which the Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by the Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto, this Agreement is, and each of the Transaction Documents to which the Shareholder is a party have been, duly authorized, executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict. Neither the execution or delivery by the Shareholder of this Agreement or any Transaction Document to which the Shareholder is a party, nor the consummation or performance by the Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Shareholder is a party or by which the properties or assets of the Shareholder are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which the Shareholder, or any of the properties or assets of the Shareholder, may be subject.

4.1.3 Ownership of Shares. The Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, the Dyckmanst Limited Shares free and clear of any and all Liens. Except as set forth on Schedule 4.1.3, there are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which the Shareholder or the Dyckmanst Limited Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Dyckmanst Limited Shares. At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to the Dyckmanst Limited Shares free and clear of any and all Liens.

4.1.4 Litigation. There is no pending Proceeding against the Shareholder that involves the Dyckmast Limited Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Shareholder will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

4.2 Investment Representations. The Shareholder hereby represents and warrants, solely with respect to acquisition of GSHN Shares as follows:

4.2.1 Acknowledgment. The Shareholder understands and agrees that the GSHN Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the GSHN Shares is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.2.2 Status. By its execution of this Agreement, the Shareholder represents and warrants to the Acquiror Company that the Shareholder is either (i) an Accredited Investor as defined in Regulation D and as set forth under Exhibit C hereof or sophisticated to have sufficient knowledge and experience in financial and business matters to make the Shareholder capable of evaluating the merits and risks of the prospective investment; or (ii) a “non-US person” as defined in Regulation S and further makes the representations and warranties to the Acquiror Company set forth on Exhibit B. Such “non-US person” Shareholder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Shareholder is not a broker-dealer, nor an affiliate of a broker-dealer.

4.2.3 Stock Legends. The Shareholder hereby agrees with the Acquiror Company as follows:

(a) Securities Act Legend. The certificate(s) evidencing the GSHN Shares issued to the Shareholder, and each certificate issued in transfer thereof, will bear the following legend:

If the Shareholder is a Non-US Person under Regulation S:

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO REGULATION S PROMULGATED UNDER IT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT IS NOT REQUIRED. FURTHER, HEDGING TRANSACTIONS WITH REGARD TO THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(b) Other Legends. The certificate(s) representing such GSHN Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(c) Opinion. The Shareholder will not transfer any or all of the GSHN Shares absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Shareholder’s GSHN Shares, as the case may be, without first providing the Acquiror Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror Company) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(d) Consent. The Shareholder understands and acknowledges that the Acquiror Company may refuse to transfer the GSHN Shares, unless the Shareholder comply with this Section 4.2.3. The Shareholder consents to the Acquiror Company making a notation on its records or giving instructions to any transfer agent of the Acquiror Company’s Common Stock in order to implement the restrictions on transfer of the GSHN Shares.

4.2.4 Investment Intent. The Shareholder is acquiring the GSHN Shares for investment in its own account.

4.2.5 Reliance. The Shareholder understands that the GSHN Shares are being offered and sold to the Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements and understandings of the Shareholder set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the GSHN Shares on which the Acquiror Company is relying.

4.2.6 Waiver of Conflicts. The Shareholder understands that Hunter Taubman Fischer & Li LLC (“Hunter Taubman”) acts as the legal counsel solely to the Acquiror Company under this Agreement. Each Shareholder has the opportunity to seek and receive independent legal advice regarding the transaction contemplated under this Agreement and has not relied on any advice provided by Hunter Taubman to enter into this Agreement. The Shareholder knowingly agrees to waive any conflict of interest of Hunter Taubman in its capacity as counsel for the Acquiror Company with regard to this Agreement.

SECTION V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE COMPANY

Subject to the disclosures contained in the relevant Schedules attached hereto, the Acquiree Company represents and warrants to the Acquiror Company as follows:

5.1 Organization and Qualification. The Acquiree Company is duly incorporated and validly existing pursuant to the laws of British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Acquiree Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of those jurisdictions in which the Acquiree Company presently conducts its business, owns, holds and operates its properties and assets.

5.2 Subsidiaries. Except as set forth on Schedule 5.2, the Acquiree Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Organizational Documents. The copies of the Certificate of Incorporation and the Articles of Incorporation of the Acquiree Company and the documents which constitute all other Organizational Documents of the Acquiree Company, that have been delivered to the Acquiror Company prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Acquiree Company is not in violation or breach of any of the provisions of its Organizational Documents.

5.4 Authorization and Validity of this Agreement. The Acquiree Company has all requisite authority and power (corporate and other), authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiree Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiree Company is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiree Company is a party, and to record the transfer of the Dyckmanst Limited Shares and the delivery of the new certificates representing the Dyckmanst Limited Shares registered in the name of the Acquiror Company. The execution, delivery and performance by the Acquiree Company of this Agreement and each of the Transaction Documents to which the Acquiree Company is a party have been duly authorized by all necessary corporate action. The execution, delivery and performance by the Acquiree Company of this Agreement and each of the Transaction Documents to which the Acquiree Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

5.5 No Violation. Neither the execution nor the delivery by the Acquiree Company of this Agreement or any Transaction Document to which the Acquiree Company is a party, nor the consummation or performance by the Acquiree Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiree Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiree Company is a party or by which the properties or assets of the Acquiree Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiree Company, or any of the properties or assets owned or used by the Acquiree Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiree Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiree Company, except, in the cases of clauses (b), (c) and (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiree Company, this Agreement and each of the Transaction Documents to which the Acquiree Company is a party are duly authorized, executed and delivered by the Acquiree Company and constitute the legal, valid and binding obligations of the Acquiree Company, enforceable against the Acquiree Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

5.7.1 Capitalization of the Acquiree Company. The Acquiree Company has 200 shares of ordinary shares issued and outstanding. Except as set forth on Schedule 5.7.1, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiree Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiree Company. The issuance of all of the Dyckmanst Limited Shares described in this Section 5.7.1 has been in compliance with the laws of British Virgin Islands. All issued and outstanding Dyckmanst Limited Shares of the Acquiree Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. The owners of the Dyckmanst Limited Shares of the Acquiree Company own, and have good, valid and marketable title to, all the Dyckmanst Limited Shares.

5.7.2 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Acquiree Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiree Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.8 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Acquiree Company have been and are being conducted in accordance with all applicable Laws and Orders. Except as disclosed in Schedule 5.8, the Acquiree Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiree Company and, to the knowledge of the Acquiree Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, the Acquiree Company is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Acquiree Company is a party or by which any of the Acquiree Company’s properties, assets or rights are bound or affected. To the knowledge of the Acquiree Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Acquiree Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Acquiree Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiree Company, any event or circumstance relating to the Acquiree Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiree Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.9 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiree Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Acquiree Company’s knowledge, no such Proceeding has been threatened.

5.10 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiree Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Acquiree Company will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

5.11 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Acquiree Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property and equipment necessary for the conduct of the business of the Acquiree Company as presently conducted, free and clear of all Liens, except Permitted Liens.

5.12 Approval by the Board of Directors. The Board of Directors of the Acquiree Company has, by unanimous written consent, approved this Agreement and the transactions contemplated by this Agreement.

5.13 Intellectual Property. The Acquiree Company and its Subsidiaries own or possess all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

5.14 Due Diligence. The Acquiree Company has had the opportunity to perform all due diligence investigations of the Acquiror Company and its business. The Acquiree Company has reviewed sufficient information to allow it to make the satisfactory evaluation on the merits and risks of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Acquiror Company set forth in this Agreement, on which the Shareholder has relied in making an exchange of their Dyckmanst Limited Shares for the GSHN Shares.

5.15 Liabilities. Except as indicated in the financial statements or disclosed within this Agreement and those incurred in the ordinary business hereto, neither the Acquiree Company or its Subsidiaries, if any, has incurred any external liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to cause a Material Adverse Effect.

5.16 Adverse Interest. No current officer, director or Person known to the Acquiree Company or its Subsidiaries to be the record or beneficial owner in excess of 5% of such entity’s outstanding stock, is a party adverse to the Acquiree Company or its Subsidiaries or has a material interest adverse to the Acquiree Company or its Subsidiaries in any material pending Proceeding.

5.17 No Material Adverse Effect. Neither the Acquiree Company nor any of its Subsidiaries has suffered a Material Adverse Effect.

5.18 Licenses. The Acquiree Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiree Company to engage in its business as currently conducted and to permit the Acquiree Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiree Company Permits”). The Acquiree Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiree Company to engage in its business as currently conducted and to permit the Acquiree Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Acquiree Company Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiree Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiree Company Permit. The Acquiree Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiree Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiree Company Permit. All applications required to have been filed for the renewal of such Acquiree Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiree Company Permits have been duly made on a timely basis with the appropriate Persons. All Acquiree Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

5.19 Waiver of Conflicts. The Acquiree Company understands that Hunter Taubman acts as the legal counsel solely to the Acquiror Company under this Agreement. Acquiree Company has the opportunity to seek and receive independent legal advice regarding the transaction contemplated under this Agreement and has not relied on any advice provided by Hunter Taubman to enter into this Agreement. The Acquiree Company knowingly agrees to waive any conflict of interest of Hunter Taubman in its capacity as counsel for the Acquiror Company with regard to this Agreement.

SECTION VI
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY

Subject to the disclosures contained in the relevant Schedules attached hereto, the Acquiror Company represents and warrants to the Shareholders and the Acquiree Company as follows:

6.1 Organization and Qualification. The Acquiror Company is duly organized, validly existing and in good standing under the laws of Nevada, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted. Schedule 6.1 sets forth a true, correct and complete list of the Acquiror Company’s jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets.

6.2 Subsidiaries. Except as disclosed in Schedule 6.2, the Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror Company have been delivered to the Acquiree Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery. The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents.

6.4 Authorization. The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

6.5 No Violation. Except as set forth on Schedule 6.5, neither the execution nor the delivery by the Acquiror Company of this Agreement or any Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiror Company, this Agreement and each of the Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitutes the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Shareholder, contained in Section 4 and Exhibit B (if the Shareholder is a Non-US person) or Exhibit C (if the Shareholder is an Accredited Investor), the issuance of the GSHN Shares pursuant to this Agreement will be when issued in accordance with the terms of this Agreement, issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of the Acquiror Company consists of eight hundred million (800,000,000) shares: 600,000,000 shares of the Acquiror Company’s Common Stock authorized, par value $0.0001 per share, of which 29,018,750 are issued and outstanding prior to the Share Exchange and 200,000,000 shares of the Acquiror Company’s preferred stock authorized, par value $0.0001 per share, of which 30,000,000 are issued and outstanding. All issued and outstanding shares of the Acquiror Company’s Common Stock immediately prior to the Share Exchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company’s Common Stock to consummate the transactions contemplated hereby. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. Except as listed in Schedule 6.8.1, there are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror Company. The issuance of all of the shares of Acquiror Company’s Common Stock described in this Section 6.8.1 have been in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Acquiror Company has any right to rescind or bring any other claim against the Acquiror Company for failure to comply under the Securities Act, or state securities laws.

6.8.2 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3 Duly Authorized. The issuance of the GSHN Shares has been duly authorized and, upon delivery to the Shareholder of certificates therefor in accordance with the terms of this Agreement, the GSHN Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholder and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9 Compliance with Laws. The business and operations of the Acquiror Company, to the knowledge of the Acquiror Company, have been and are being conducted in accordance with all applicable Laws and Orders. The Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and, to the knowledge of the Acquiror Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

6.11 No Brokers or Finders. Except as disclosed in Schedule 6.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

6.12 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.12, as hereafter defined, (a) the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Acquiror Company Balance Sheet, (b) any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company and of the Acquiror Company will be cancelled prior to the Closing and (c) the Acquiror Company has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business.

6.13 Changes. The Acquiror Company has conducted its business in the usual and ordinary course of business consistent with past practice and has not, except as disclosed in Schedule 6.13:

6.13.1 Ordinary Course of Business. Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents;

6.13.2 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business or those that would not have a Material Adverse Effect;

6.13.3 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.4 Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

6.13.5 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7 Material Acquiror Company Contracts. Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of US $50,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $50,000 in the aggregate;

6.13.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $50,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $50,000 in the aggregate, other than professional fees;

6.13.11 Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

6.13.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.14 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14 Material Acquiror Company Contracts. The Acquiror Company has provided to the Acquiree Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Company Contract, including each amendment, supplement and modification thereto.

6.14.1 No Defaults. Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company that is party thereto, and is in full force and effect. The Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

6.15 Employees.

6.15.1 Except as set forth on Schedule 6.15.1, the Acquiror Company has no employees, independent contractors or other Persons providing services to them. Except as would not have a Material Adverse Effect, the Acquiror Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. The Acquiror Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.15.2 No director, officer or employee of the Acquiror Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Acquiror Company or (b) the ability of the Acquiror Company to conduct its business.

6.16 Tax Returns and Audits.

6.16.1 Tax Returns. The Acquiror Company has filed all material Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company and has paid all material Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror Company’s property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.

6.16.2 No Adjustments, Changes. Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3 No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated. The Acquiror Company has delivered to the Acquiree Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, since its inception and any and all correspondence with respect to the foregoing.

6.16.4 Not a U.S. Real Property Holding Corporation. The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.16.5 No Tax Allocation, Sharing. The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement.

6.16.6 No Other Arrangements. The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Acquiree Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17 Intentionally Left Blank.

6.18 Litigation; Orders. Except as set forth in Schedule 6.18, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees; and to the knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror Company is not subject to any Orders.

6.19 Intentionally Left Blank.

6.20 Governmental Inquiries. The Acquiror Company has provided to the Acquiree Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror Company from any Governmental Authority, and the Acquiror Company’s response thereto, and each material written statement, report or other document filed by the Acquiror Company with any Governmental Authority.

6.21 Bank Accounts and Safe Deposit Boxes. The Acquiror Company does not have any bank or other deposit or financial account, nor does the Acquiror Company have any lock boxes or safety deposit boxes.

6.22 Intellectual Property. The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

6.23 Title to Properties. Except as set forth on Schedule 6.24, the Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

6.24 Stock Option Plans; Employee Benefits.

6.24.1 The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options to directors, officers or employees.

6.24.2 The Acquiror Company has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to the Acquiror Company.

6.24.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company.

6.25 Money Laundering Laws. The operations of the Acquiror Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror Company, threatened.

6.26 Board Recommendation. The Acquiror Company Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

6.27 Certain Registration Matters. The Acquiror Company has not granted or agreed to grant any person any rights (including “piggy-back registration rights) to have any securities of the Acquiror Company registered with the Commission or any other Governmental Authority that have not been satisfied.

SECTION VII

COVENANTS AND AGREEMENTS OF THE PARTIES

7.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Acquiree Company and the Acquiror Company as each party may reasonably request. In order that each party may have the full opportunity to do so, the Acquiree Company, the Acquiror Company and the Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of the Acquiree Company or the Acquiror Company as each party or its representatives may reasonably request and cause the Acquiree Company or the Acquiror Company and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, with copies thereof to be provided to each party and/or its representatives upon request.

7.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties and shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

7.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability (except in the ordinary course of its business) not required or specifically contemplated hereby, without first obtaining the written consent of the Acquiree Company and the holders of a majority of voting stock of the Acquiree Company, on the one hand, and the Acquiror Company and the holders of a majority of the Acquiror Company Common Stock, on the other hand. Without the prior written consent of the Acquiree Company, the Shareholder or the Acquiror, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

7.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any known Proceeding which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or Shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its Subsidiaries.

7.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

7.6 Public Disclosure. Except to the extent previously disclosed or to the extent the parties are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the transaction, it shall, if possible, immediately notify the other party prior to such disclosure and provide the opportunity for the other party to make reasonable comments to such disclosure.

7.7 No Loans or Advances.  Except for loans and advances outstanding as of the Closing Date or such loans and advances that are in compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, the Acquiree Company will not make any loans, advances or other extensions of credit to the executive officers or directors of the Acquiree Company, any Subsidiary or any family member or Affiliate of any of such executive officers or directors.

SECTION VIII
CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Dyckmanst Limited Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties of the Acquiree Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

8.2 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiree Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

8.3 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiree Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiree Company or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Acquiree Company or the Acquiror Company.

8.4 Certificate of Officer. The Acquiree Company will have delivered to the Acquiror Company a certificate executed by the Officer of the Acquiree Company, certifying the satisfaction of the conditions specified in Sections 8.1, 8.2, and 8.3 relating to the Acquiree Company.

8.5 Documents. The Acquiree Company and the Shareholders must deliver to the Acquiror Company at the Closing:

8.5.1 certificate evidencing the number of Dyckmanst Limited Shares held by each Shareholder, along with executed transfer forms or agreements transferring such shares to the Acquiror Company together with a certified copy of a board resolution of the Acquiree Company approving the registration of the transfer of such shares to Acquiror Company (subject to Closing and payment of stamp duty);

8.5.2 a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiree Company, (B) the resolutions of the Board of Directors of the Acquiree Company approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiree Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiree Company is a party;

8.5.3 each of the Transaction Documents to which the Acquiree Company and/or the Shareholders is a party, duly executed;

8.5.4 such other documents as the Acquiror Company may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Acquiree Company and the Shareholders pursuant to Section 8.1, (B) evidencing the performance of, or compliance by the Acquiree Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Acquiree Company or the Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Section 8, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

8.6 No Proceedings. There must not have been commenced or threatened against the Acquiree Company or the Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

8.7 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Acquiree Company, or (b) is entitled to all or any portion of the GSHN Shares.

SECTION IX
CONDITIONS PRECEDENT OF THE ACQUIREE COMPANY
AND THE SHAREHOLDERS

The Shareholders’ obligation to transfer the Shares and the obligations of the Acquiree Company to take the other actions required to be taken by the Acquiree Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiree Company and the Shareholders jointly, in whole or in part):

9.1 Accuracy of Representations. The representations and warranties of the Acquiror Company set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

9.2 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.3 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Acquiree Company or the Acquiror Company.

9.4 Certificate of Officer. The Acquiror Company will have delivered to the Acquiree Company a certificate, dated the Closing Date, executed by an Officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 9.1, 9.2, and 9.3 relating to the Acquiror Company.

9.5 Documents. The Acquiror Company must have caused the following documents to be delivered to the Acquiree Company and/or the Shareholders:

9.5.1 share certificates evidencing a total of 381,600,000 shares of GSHN Shares being issued to the Shareholders pursuant hereto;

9.5.2 a book entry of the Acquiror Company evidencing the Cancellation of GSHN Shares,

9.5.3 a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror Company, (B) the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party;

9.5.4 each of the Transaction Documents to which the Acquiror Company is a party, duly executed;

9.5.5 such other documents as the Acquiree Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror Company pursuant to Section 9.1, (ii) evidencing the performance by the Acquiror Company of, or the compliance by the Acquiror Company with, any covenant or obligation required to be performed or complied with by the Acquiror Company, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

9.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

9.7 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company, or (b) is entitled to all or any portion of the GSHN Shares.

9.8 No Liability. There must not be any outstanding obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of the Acquiror Company, whether or not known to the Acquiror Company.

SECTION X
INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall expire eighteen (18) months following the date this Agreement is executed (the “Survival Period”). The right to payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 Breach by the Shareholders and Acquiree Company. Nothing in this Section 10 shall limit the Acquiror Company’s right to pursue any appropriate legal or equitable remedy against a Shareholder or the Acquiree Company with respect to any damages from and after the execution of this Agreement, until the expiration of the Survival Period, arising, directly or indirectly, from or in connection with: (a) any breach by the Shareholder or the Acquiree Company of any representation or warranty made by the Shareholder or the Acquiree Company in this Agreement or in any certificate delivered by such Shareholder or the Acquiree Company pursuant to this Agreement or (b) any breach by the Shareholder or the Acquiree Company of any covenants or obligation in this Agreement required to be performed by the Acquiror Company on or prior to the Closing Date or after the Closing Date.

10.3 Breach by the Acquiror Company. Nothing in this Section 10 shall limit the Shareholder’s and the Acquiree Company’s right to pursue any appropriate legal or equitable remedy against the Acquiror Company with respect to any damages from and after the execution of this Agreement, until the expiration of the Survival Period, arising, directly or indirectly, from or in connection with: (a) any breach by the Acquiror Company of any representation or warranty made by the Acquiror Company in this Agreement or in any certificate delivered by such Acquiror Company pursuant to this Agreement or (b) any breach by the Acquiror Company of any covenants or obligation in this Agreement required to be performed by Shareholder or the Acquiree Company on or prior to the Closing Date or after the Closing Date.

SECTION XI
GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Confidentiality.

11.2.1 The Acquiror Company, the Shareholders and the Acquiree Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by any applicable law, regulation, any governmental authority or necessary or appropriate in connection with legal proceedings.

11.2.2 In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 11.2.1, the party requested or required to make the disclosure (the “Disclosing Party “) shall provide the party that provided such information (the “Providing Party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

11.2.3 If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

11.3 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile or electronic transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day after the day notice is sent (as evidenced by a sworn affidavit or a statement notarized with the same effect as a sworn affidavit in accordance with the applicable Laws and Orders of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Acquiror Company: Gushen, Inc. 3445 Lawrence Avenue Oceanside, NY 11572 Attention: Pengfei Zhou Telephone No.: + 86-139-4977-8662	with a copy, which shall not constitute notice, to: Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022Attention: Arila Zhou Telephone No.: 212-530-2210

If to the Acquiree Company or Shareholders:
Dyckmanst Limited

Room 503, Floor 5, SOKY Business Incubation Plaza,

No 5, Haiying Rd. Fengtai District, Beijing China

Attention: Jun Man

Telephone No.: +86-010-63721372

11.4 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

11.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.8 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.11 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF ACQUIROR COMPANY

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror Company:

Gushen, Inc.

A Nevada Corporation

Signed:	/s/ Pengfei Zhou
By:	Pengfei Zhou
Title:	President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary, and Director

SIGNATURE PAGE OF ACQUIREE COMPANY

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiree Company:

Dyckmanst Limited

A company formed pursuant to the laws of British Virgin Islands

Signed:	/s/ Yulong Yi
By:	Yulong Yi
Title:	Director

SIGNATURE PAGE OF SHAREHOLDERS

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Shareholders:

Dean Limited		Menominee Limited

Signed:	/s/ Yulong Yi	Signed:	/s/ Yulong Yi
By:	Yulong Yi	By:	Yulong Yi
Title:	Director	Title:	Director
Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong	Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong

Suydam Limited		Grant Limited

Signed:	/s/ Zhe Wang	Signed:	/s/ Yue Wang
By:	Zhe Wang	By:	Yue Wang
Title:	Director	Title:	Director
Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong	Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong

Oriental Voice Limited		Frebis Limited

Signed:	/s/ Shaowei Peng	Signed:	/s/ Yulong Yi
By:	Shaowei Peng	By:	Yulong Yi
Title:	Director	Title:	Director
Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong	Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong

Graib Limited		Discover The Future Limited

Signed:	/s/ Boyu Zhu	Signed:	/s/ Yulong Yi
By:	Boyu Zhu	By:	Yulong Yi
Title:	Director	Title:	Director
Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong	Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong

The Secret Of The City Limited		Npoplar Limited

Signed:	/s/ Junwei Cao	Signed:	/s/ Zhenlei Li
By:	Junwei Cao	By:	Zhenlei Li
Title:	Director	Title:	Director
Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong	Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong

Lansing Limited		Dragoon Limited

Signed:	/s/ Xiangle Sun	Signed:	/s/ Ru Zhang
By:	Xiangle Sun	By:	Ru Zhang
Title:		Title:	Director
Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong	Address:	Room 1501, Grand Millennium Plaza (Lower Block), 181 Queen’s Road Central, Hong Kong

SIGNATURE PAGE OF EXISTING GSHN SHAREHOLDERS

Pengfei Zhou

/s/ Pengfei Zhou

Zhaowei Zhang

/s/ Zhaowei Zhang

Appendix X

Cancelled GSHN Shares

Name	Preferred Shares currently own	Preferred Shares to be cancelled	Preferred Shares remaining.
Pengfei Zhou	22,500,000	21,750,000	750,000
Zhaowei Zhang	7,500,000	7,250,000	250,000
Total	30,000,000	29,000,000	1,000,000

Exhibit A

Shareholders of Dyckmanst Limited

No.	Name (English)	Jurisdiction of Incorporation	Name (Chinese)	Shares	GSHN Shares to be Received
1	Dean Limited	Hong Kong, China	迪安有限公司	36	68,688,000
2	Menominee Limited	Hong Kong, China	梅諾米尼有限公司	14	26,712,000
3	Suydam Limited	Hong Kong, China	蘇伊丹有限公司	5	9,540,000
4	Grant Limited	Hong Kong, China	格蘭特有限公司	3	5,724,000
5	Oriental Voice Limited	Hong Kong, China	東方聲音有限公司	40	76,320,000
6	Frebis Limited	Hong Kong, China	弗賴比斯有限公司	10	19,080,000
7	Graib Limited	Hong Kong, China	格萊布有限公司	10	19,080,000
8	Discover The Future Limited	Hong Kong, China	發現未來有限公司	30	57,240,000
9	The Secret Of The City Limited	Hong Kong, China	城中秘境有限公司	10	19,080,000
10	Npoplar Limited	Hong Kong, China	北白楊有限公司	10	19,080,000
11	Lansing Limited	Hong Kong, China	蘭辛有限公司	10	19,080,000
12	Dragoon Limited	Hong Kong, China	龍騎兵有限公司	22	41,976,000
			Total:	200	381,600,000

Exhibit B

NON U.S. PERSON REPRESENTATIONS

The Shareholder indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to the Acquiror Company as follows:

1.	At the time of (a) the offer by the Acquiror Company and (b) the acceptance of the offer by such person or entity, of the GSHN Shares, such person or entity was outside the United States.

2.	Such person or entity is acquiring the GSHN Shares for such Shareholder’s own account, for investment and not for distribution or resale to others and is not purchasing the GSHN Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

3.	Such person or entity will make all subsequent offers and sales of the GSHN Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the GSHN Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

4.	Such person or entity has no present plan or intention to sell the GSHN Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the GSHN Shares and is not acting as a Distributor of such securities.

5.	Neither such person or entity, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the GSHN Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

6.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the GSHN Shares substantially in the form set forth in Section 4.2.3.

7.	Such person or entity is not acquiring the GSHN Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

8.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

9.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the GSHN Shares.

10.	Such person or entity understands the various risks of an investment in the GSHN Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the GSHN Shares.

11.	Such person or entity has had access to the Acquiror Company’s publicly filed reports with the SEC and has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the GSHN Shares.

12.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the GSHN Shares.

13.	Such person or entity is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

14.	Such person or entity will not sell or otherwise transfer the GSHN Shares unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

15.	Such person or entity represents that the address furnished on its signature page to this Agreement is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

16.	Such person or entity understands and acknowledges that the GSHN Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

EXHIBIT C

Definition of “Accredited Investor”

The term “accredited investor” means:

1.	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

2.	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3.	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4.	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5.	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

6.	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7.	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

8.	Any entity in which all of the equity owners are accredited investors.

Schedules of Share Exchange Agreement

In connection with the Share Exchange Agreement dated as of July 30, 2021 (the “SEA”) made by and among Gushen, Inc., a Nevada corporation (the “Acquiror Company” or “GSHN”), Dyckmanst Limited, a company formed pursuant to the laws of British Virgin Islands (the “Acquiree Company” or “Dyckmanst Limited”), and the persons listed in Exhibit A hereof (collectively, the “Shareholders”; each, a “Shareholder”), being the owners of record of a hundred percent (100%) of the issued share capital of Dyckmanst Limited, the Schedule is hereby delivered as contemplated under the SEA setting forth the respective exceptions to the representations and warranties and covenants of the Acquiror Company, the Acquiree Company and the Shareholders, as the case may be.

The section numbers in this Schedule correspond to the respective section numbers in the SEA; provided, however, that any information disclosed herein under any section number (including appendices) shall be deemed to be disclosed and incorporated in any other sections of the SEA where it is reasonably apparent on the face of such disclosure that such information applies to such other sections. Express references to a specific document do not purport to be complete and are qualified in their entirety by the document itself. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is material or required by the SEA, including in order to render a representation true or correct, nor shall such information be deemed to establish a standard of materiality for purposes of the SEA. Capitalized terms used in this Schedule shall have the meanings ascribed to them in the SEA, unless otherwise defined herein.

Certain information contained in this Schedule may constitute material confidential information relating to the Acquiror Company, Company and the Shareholders. Such information may not be used for any purpose other than in consummate the transactions contemplated by the SEA.

Schedule 4.1.3 Liens on Shareholders’ Shares

None.

Schedule 5.1 Acquiree’s Organization and Qualification

The Acquiree Company is a company incorporated pursuant to the laws of British Virgin Islands. It is a holding company holding all of the outstanding shares of Edeshler Limited, a Hong Kong company. It presently conducts its business, owns, holds and operates its properties and assets through its subsidiaries in Beijing, China.

Schedule 5.2 Acquiree’s Subsidiaries

Name	Jurisdiction	Standing
Edeshler Limited	HK, China	Good Standing
Beijing Fengyuan Zhihui Education Technology Co., Ltd.	Mainland, China	Good Standing
Beijing Zhuoxun Century Culture Communication Co., Ltd.	Mainland China	Good standing

Schedule 5.7.1 Acquiree’s Contracts

None.

Schedule 5.8 Acquiree’s Violation of Laws and Other Instruments

None.

Schedule 6.1 Acquiror Company’s Organization and Qualification

The Acquiror Company is a corporation incorporated in the State of Nevada. It is presently a shell company.

Schedule 6.2 Acquiror Company’s Subsidiaries

None.

Schedule 6.5 Acquiror Company’s Violation of Laws

None.

Schedule 6.8.1 Agreement pertaining to the capital stock of Acquiror Company

None.

Schedule 6.11 Acquiror Company’s Brokers or Finders

None.

Schedule 6.12 Acquiror Company’s Undisclosed Liabilities

None.

Schedule 6.13 Changes

None.

Schedule 6.15.1 Acquiror Company’s Employee

Employee’s Name	Position
Pengfei Zhou	President, CEO, Treasurer, CFO, Secretary, Director

Schedule 6.18 Acquiror Company’s Litigation; Orders

None.

Schedule 6.24 Acquiror Company’s Properties

The Acquiror Company is currently a shell company without operation.